EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Scharf Investments, LLC

(as amended on December 3, 2015 to add the Scharf Alpha Opportunity Fund)

Fund Name:

Scharf Fund
Scharf Balanced Opportunity Fund
Scharf Global Opportunity Fund
Scharf Alpha Opportunity Fund

Share Class	Minimum Investment1	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee
Investor Class	Regular Accounts - $10,000 Retirement Accounts - $5,000	None	None	None	0.10%	Varies by Fund
Retail Class	Regular Accounts - $10,000 Retirement Accounts - $5,000	None	None	0.25%	0.10%	Varies by Fund
Institutional Class	$5,000,000	None	None	None	0.10%	Varies by Fund
1   The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.